UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2019
Cintas Corporation
(Exact name of registrant as specified in its charter)

Washington	0-11399	31-1188630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio	45262-5737
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 459-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, no par value	CTAS	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On May 24, 2019, Cintas Corporation No. 2 (“Cintas No. 2”), a Nevada corporation and wholly-owned subsidiary of Cintas Corporation, a Washington corporation (the “Corporation”), entered into a $1,000 million revolving credit facility (the “Revolving Credit Facility”), which contains a letter of credit sub-facility of up to $200 million and a swing line sub-facility of up to $100 million, and a $200 million term loan facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”) pursuant to the terms and conditions of a Second Amended and Restated Credit Agreement (the “Credit Agreement”) among Cintas No. 2, the lenders party thereto and KeyBank National Association, as Administrative Agent. The Credit Agreement provides Cintas No. 2 the ability to request increases to the borrowing commitments under either the Revolving Credit Facility or the Term Loan Facility of up to $250 million in the aggregate, subject to customary conditions. The Credit Facilities replace Cintas No. 2’s existing revolving credit facility entered into on September 16, 2016.
The Revolving Credit Facility matures in May 2024, and the Term Loan Facility matures in May 2020. Each swing loan made through the swing line sub-facility (a “Swing Loan”) has a maturity date of the earlier of (a) 15 days after the date such loan is made and (b) May 2024. The obligations of Cintas No. 2 under the Credit Facilities have been guaranteed by the Corporation and certain of the Corporation’s material domestic subsidiaries (collectively, the “Guarantors”). The interest rate per annum applicable to loans under the Credit Facilities, will be, in the case of a Swing Loan, the base rate, or, in the case of all other loans made under the Credit Facilities and at Cintas No. 2’s option, equal to either (i) the relevant Eurodollar rate for the selected interest rate period plus the applicable margin or (ii) the base rate. The applicable margin for the portions of the Term Loan Facility that are Eurodollar loans is 62.5 basis points, and the applicable margin for the Eurodollar rate borrowings of the Revolving Loan Facility is based on the Corporation’s senior unsecured long-term credit ratings from Standard & Poor’s and Moody’s Investor Services and ranges between 70 basis points and 155 basis points. The base rate is, for any day, the highest of (a) the Administrative Agent’s prime rate, (b) 0.50% in excess of the federal funds effective rate, and (c) 100 basis points above LIBOR for Eurodollar loans over a period of one month.
The Credit Agreement contains customary covenants, including covenants that limit the ability of Cintas No. 2, the Corporation and the other Guarantors to, among other things (i) incur or suffer to exist certain liens, (ii) consolidate, merge, or sell substantially all of its assets, (iii) incur or create any restrictions on the ability to make loans, make investments, or transfer property and (iv) engage in transactions with affiliates. In addition, the Credit Agreement contains financial covenants that requires the Corporation to maintain (x) a leverage ratio of consolidated indebtedness to consolidated EBITDA of no more than 3.50 to 1.00, (y) an interest coverage ratio of consolidated EBIT to consolidated interest expense of at least 3.00 to 1.00 and (z) an aggregate amount of priority debt not to exceed 15% of consolidated total capitalization of the Corporation. The Credit Agreement contains customary events of default. Upon the occurrence and during the continuance of an event of default, the commitments of the lenders may be terminated and all outstanding obligations of the loan parties under the Credit Facilities may be declared immediately due and payable.
Certain of the agents and the lenders under the Credit Agreement have in the past provided, are currently providing and may in the future provide advisory and lending services to, or engage in transactions with, the Corporation and its subsidiaries or affiliates (including through certain subsidiaries or affiliates of such agents and lenders). The agents and the lenders have received, and may in the future receive, customary compensation from the Corporation and its subsidiaries or affiliates for such services and in respect of such transactions.
The foregoing summary of the material terms and conditions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement, dated as of May 24, 2019, among Cintas No. 2, the lenders party thereto and KeyBank National Association, as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CINTAS CORPORATION

Date: May 30, 2019
	By:	/s/ J. Michael Hansen
J. Michael Hansen
Executive Vice President and Chief Financial Officer